EX-FILINGFEES
Calculation of Filing Fee Table

Form S-8
(Form Type)
Accolade, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, Accolade, Inc. 2020 Equity Incentive Plan	Other	3,122,535 (2)	$9.06 (3)	$28,290,168	0.00014760	$4,176
Equity	Common Stock, $0.0001 par value per share, Accolade, Inc. 2020 Employee Stock Purchase Plan	Other	780,633 (4)	$7.71 (5)	$6,018,681	0.00014760	$889
Total Offering Amounts				–	$34,308,849	–	$5,065
Total Fees Previously Paid				–	–	–	–
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$5,065

(1)     Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2)     Represents an automatic annual increase for the fiscal year ended February 29, 2024 equal to 4% of the total number of shares of the Registrant’s common stock outstanding on the last day of February of the immediately preceding fiscal year, or a lesser number of shares determined by the Registrant’s board of directors prior to the applicable last day of February, which annual increase is provided by the Registrant’s 2020 Equity Incentive Plan.
(3)     Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high ($9.37) and low ($8.74) prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on April 22, 2024.
(4)     Represents an automatic annual increase for the fiscal year ended February 28, 2023 equal to the lesser of (i) 1% of the total number of shares of the Registrant’s common stock outstanding on the last day of February of the immediately preceding fiscal year, (ii) 2,750,000 shares, and (iii) a number of shares determined by the Registrant’s board of directors prior to the applicable last day of February, which annual increase is provided by the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”).
(5)     Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high ($9.37) and low ($8.74) prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on April 22, 2024, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP.